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                     May 22, 2023

       Gadi Levin
       Chief Financial Officer
       Fuel Doctor Holdings, Inc.
       20 Raul Wallenberg Street
       Tel Aviv, Israel

                                                        Re: Fuel Doctor
Holdings, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            Filed February 22,
2023
                                                            File No. 000-56253

       Dear Gadi Levin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services